EXHIBIT 3.2


                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                 March 20, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
Unit Investment Trust Division
101 Barclay Street
New York, New York  10286


         Re:    Van Kampen American Capital Insured Income Trust,
                                    Series 71

Gentlemen:

         We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Van Kampen American Capital Insured Income Trust, Series 71 (the "Trust"), in connection with the issuance of Units of fractional undivided interest in the Trust, under a Trust Agreement dated March 20, 1998 (the "Indenture") among Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee.

         In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of the Trust will consist of a portfolio of intermediate-term and long-term corporate debt obligations issued after July 18, 1984 of United States corporate issuers (the "Corporate Bonds"), municipal issuers (the "Taxable Municipal Bonds") and "zero coupon" U.S. Treasury bonds (the "Treasury Bonds") (collectively, the "Obligations") as set forth in the Prospectus. For purposes of the opinions set forth below, we have assumed that the Obligations are debt and that interest on each of the Obligations (including the Taxable Municipal Bonds, if any) is includable in gross income for federal income tax purposes (i.e., the Taxable Municipal Bonds are not tax-exempt).

          Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

                   (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of Subpart E, subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

                  (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the Trust for Federal income tax purposes. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. Each Unitholder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his interest in any Obligation held by the Trust at the same time and in the same manner as though the Unitholder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Corporate Bonds and the Taxable Municipal Bonds if it is "de minimis" within the meaning of Section 1273 of the Code and, based upon a Treasury Regulation (the "Regulation") which was issued on December 28, 1992 regarding the stripped bond rules of the Code, original issue discount with respect to a Treasury Bond will be treated as zero if it is "de minimis" as determined thereunder. If a Corporate Bond is a "high-yield discount obligation" within the meaning of
         Section 163(e)(5) of the Code, certain special rules may apply. A Unitholder may elect to include in taxable income for Federal income tax purposes, market discount as it accrues with respect to his interest in any Corporate Bond or Taxable Municipal Bond held by the Trust which he is considered as having acquired with market discount at the same time and in the same manner as though the Unitholder were the direct owner of such interest.

                 (iii) The price a Unitholder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Obligation held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Obligation held by the Trust. The Treasury Bonds are treated as bonds that were originally issued at an original issue discount. Because the Treasury Bonds represent interests in "stripped" U.S. Treasury bonds, a Unitholder's initial cost for his pro rata portion of each Treasury Bond held by the Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Under the special rules relating to stripped bonds, original issue discount applicable to the Treasury Bonds is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Treasury Bonds held by the Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is greater than or equal to the "de minimis" amount described below. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Bonds, this method will generally result in an increasing amount of income to the Unitholders each year.

                  (iv)  Each  Unitholder  will  have a  taxable  event  when  an
         Obligation of the Trust is disposed of (whether by sale, exchange, liquidation, redemption, payment at maturity, or otherwise) or when the Unitholder redeems or sells his Units. A Unitholder's tax basis in his Unit will equal his tax basis in his pro rata portion of all of the assets of the Trust. Such basis is determined (before the adjustments described below) by apportioning the tax basis for the Units among each of the Trust assets according to value as of the valuation date nearest the date of acquisition of the Units. Unitholders must reduce the tax basis of their Units for their share of accrued interest received, if any, on Obligations delivered after the date the Unitholders pay for their Units to the extent that such interest accrued on such
         Obligations before the date the Trust acquired ownership of the Obligations (and the amount of this reduction may exceed the amount of accrued interest paid to the sellers) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. Gain or loss upon the sale or redemption of Units is measured by comparing the proceeds of such sale or redemption with the adjusted basis of the Units. If the Trustee disposes of Obligations (whether by sale, exchange, payment on maturity, redemption or otherwise), gain or loss is recognized to the Unitholder (subject to various non-recognition provisions of the Code). The amount of any such gain or loss is measured by comparing the Unitholder's pro rata share of the total proceeds from such disposition with his basis for his fractional interest in the asset disposed of.
         The basis of each Unit and of each Obligation which was issued with original issue discount (including the Treasury Bonds) (or which has market discount) must be increased by the amount of accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) and the basis of each Unit and of each Obligation which was purchased by a Trust at a premium must be reduced by the annual amortization of bond premium which the Unitholder has properly elected to amortize under Section 171 of the Code. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

         Each Unitholder's pro rata share of each expense paid by the Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by him. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income (similar limitations also apply to estates and trusts.) Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

         The Code provides a complex set of rules governing the accrual of original issue discount, including special rules relating to "stripped" debt instruments such as the Treasury Bonds. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Obligations. Special rules apply if the purchase price of an Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unitholder if the tax basis of his pro rata portion of an Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price. In addition, as discussed above, the Regulation provides that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issue discount on such stripped bond as determined under
Section 1286 of the Code is less than a "de minimis" amount, which, the Regulation provides, is the product of (i) 0.25 percent of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.

         It is possible that a Corporate Bond that has been issued at an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

         If a  Unitholder's  tax basis in his pro rata portion of any  Corporate
Bond or Taxable Municipal Bond held by a Trust is less than his allocable portion of such Bond's stated redemption price at maturity (or, if issued with original issue discount, his allocable portion of its revised issue price), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. Market discount accrues daily computed on a straight line basis, unless the Unitholder elects to calculate accrued market discount under a constant yield method. The market discount rules do not apply to Treasury Bonds because they are stripped debt instruments subject to special original issue discount rules as discussed in paragraph (iii).

         Accrued market discount is generally includable in taxable income of the Unitholders as ordinary income for federal tax purposes upon the receipt of serial principal payments on Corporate Bonds and Taxable Municipal Bonds held by the Trust, on the sale, maturity or disposition of such Bonds by the Trust and on the sale of a Unitholder's Units unless a Unitholder elects to include the accrued market discount in taxable income as such discount accrues. If a Unitholder does not elect to annually include accrued market discount in taxable income as it accrues, deductions for any interest expense incurred by the Unitholder to purchase or carry his Units will be reduced by such accrued market discount. In general, the portion of any interest which was not currently deductible would ultimately be deductible when the accrued market discount is included in income.

         The tax basis of a Unitholder with respect to his interest in an Obligation is increased by the amount of original issue discount (and market discount, if the Unitholder elects to include market discount, if any, on the Obligations held by the Trust in income as it accrues) thereon properly included in the Unitholder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unitholder has properly elected to amortize under Section 171 of the Code. A Unitholder's tax basis in his Units will equal his tax basis in his pro rata portion of all of the assets of the Trust.

         A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in an Obligation is disposed of for an amount greater (or less) than his tax basis therefor in a taxable transaction, subject to various non-recognition provisions of the Code.

         As previously discussed, gain attributable to any Corporate Bond or Taxable Municipal Bond deemed to have been acquired by the Unitholder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unitholder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

         If a Unitholder disposes of a Unit, he is deemed thereby to have disposed of his entire pro rata interest in all Trust assets including his pro rata portion of all of the Corporate Bonds and Taxable Municipal Bonds represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unitholder to include market discount in income as it accrues) as previously discussed.

         In addition, it should be noted that capital gains may be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

         A Unitholder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of his pro rata interest in any Obligation held by the Trust or the sale of his Units provided that all of the following conditions are met:

                   (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

                  (ii) if the interest is United States source income (which is the case for most securities issued by United States issuers), the Obligation is issued after July 18, 1984 (which is the case for each Obligation held by the Trust), the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Obligation and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Obligation;

                 (iii) with respect to any gain,   the foreign  investor  (if an
         individual) is not present in the United States for 183 days or more during his or her taxable year; and

                  (iv) the foreign investor provides all certification which may be required of his status.

         It should be noted that the Revenue Reconciliation Act of 1993, includes a provision which eliminates the exemption from United States taxation, including withholding taxes, for certain "contingent interest." This provision applies to interest received after December 31, 1993. No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                            Very truly yours



                                            CHAPMAN AND CUTLER


MJK/md